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                                                                    EXHIBIT 10.3


                               SECOND AMENDMENT TO
             PURCHASE AND SALE AGREEMENT AND REINSTATEMENT AGREEMENT

DATE:    September 19, 2000

PARTIES: JAMES H. KAUFMAN and CENTRAL ONE, INC., an Arizona corporation (the
         "Purchaser")

         MURRAY INCOME PROPERTIES I, LTD., a Texas limited partnership (the "Seller")

SUBJECT: PURCHASE AND SALE AGREEMENT dated effective as of July 12, 2000, as amended by Amendment to Purchase and Sale Agreement dated July 27, 2000 (said Purchase and Sale Agreement, as so amended, herein called the "Agreement"), relating to the purchase and sale of Mt. View Shopping Center in Scottsdale, Arizona.

RECITALS:

     The Agreement terminated effective August 3, 2000. Purchaser and Seller now desire to reinstate the Agreement and to further amend the Agreement as hereinafter provided.

AGREEMENTS:

     For valuable consideration, the receipt of which is hereby acknowledged by both parties, Seller and Purchaser hereby agree as follows:

     1. Reinstatement. Purchaser and Seller hereby reinstate the Agreement to continue in full force and effect except to the extent otherwise expressly provided in this Amendment.

     2. Contingencies. Purchaser acknowledges that the Approval Period has expired, and Purchaser hereby waives its termination right under Section 5.1.1 of the Agreement. Purchaser further acknowledges that it has approved (i) the survey of the Property prepared by Superior Surveying Services, Inc. dated July 24, 2000 (the "Survey") and (ii) the sixth amended commitment for title insurance issued by Stewart Title and Trust Company of Phoenix, Inc. dated effective September 11, 2000 (the "Title Commitment") subject to Seller's satisfaction of items 2 through 9 of the Requirements (collectively, called the "Conditions"). If for any reason any Condition is not satisfied at or prior to Closing, despite Seller's diligent, good faith efforts to satisfy the same, Purchaser, as its sole and exclusive remedy, may terminate the Agreement by written notice to Seller at or prior to Closing, whereupon the Earnest Money shall be returned to Purchaser, and neither Purchaser nor Seller shall have any further rights or obligations hereunder other than the Surviving Obligations. Except for failure to satisfy a Condition, Purchaser hereby waives its termination rights under Section 5.1.2 of the Agreement. At Closing, Seller shall deposit $25,000 (the "Escrow Amount") in escrow to be held and applied by the Title Company as escrow agent under an escrow agreement mutually acceptable to Purchaser and Seller. After Closing, Purchaser may attempt to cause to be released that certain Deed of Trust dated March 1,

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1987, recorded March 2, 1987 at Recorders No. 87-124043 wherein Wolken
Enterprises, Inc., a Delaware corporation is Trustor and Lincoln Savings and Loan Association, a California State Chartered Savings and Loan Association is Beneficiary ("Deed of Trust"), and Purchaser may be reimbursed from the Escrow Amount for the actual, out of pocket costs and expenses incurred by Purchaser in connection therewith. Other than depositing the Escrow Amount, Seller shall have no liability or obligation of any nature whatsoever with respect to such Deed of Trust, whether or not a release is ever obtained. Seller shall be entitled to a refund of any portion of the Escrow Amount not used by Purchaser for the purpose of seeking the release, and in any event, any amount remaining on deposit with the escrow agent on June 1, 2001 shall be returned to Seller.

     3. Purchase Price. The term "Purchase Price" (as defined in Section 1.1 of the Agreement) is hereby amended to mean Seven Million Four Hundred Twenty Thousand and no/100 Dollars ($7,420,000.00)

     4. Earnest Money. Not later than 5:00 p.m., Phoenix, Arizona time, on Tuesday, September 26, 2000, Purchaser shall re-deposit the Earnest Money with the Title Company to be held and applied as the Earnest Money upon and subject to the terms of the Agreement. Seller will exercise diligent efforts to satisfy the Conditions and forward all executed Closing documents to the Title Company by 5:00 p.m., Phoenix, Arizona time, Thursday, September 21, 2000. The time for deposit of Purchaser's Earnest Money shall be extended by 24 hours for every day of delay in satisfying the Conditions; provided, in no event will any such extension extend or otherwise affect the Closing Date. If the Earnest Money is not timely deposited, Seller may, at its option, terminate this Agreement by written notice to Purchaser.

     5. Closing Date. The term "Closing Date" (as defined in Section 1.1 of the Agreement) is hereby amended to mean September 28, 2000.

     6. Assignment. Seller hereby consents to the assignment by James H. Kaufman of all his right, title and interest in and to the Agreement to JHK Mt. View Investors, L.L.C., an Arizona limited liability company ("Assignee") of which James H. Kaufman is the sole manager and the sole member. James H. Kaufman shall remain liable for the obligations of Purchaser under the Agreement. Assignee joins in the execution of this Agreement to evidence its agreement to assume and perform all of the obligations of Purchaser under the Agreement.

     7. Closing Prorations. Section 7.3 of the Agreement is hereby amended to provide that all Closing prorations under Section 7.3 shall be prepared as of the Closing Date based on the best information then available with a reconciliation of such prorations to be completed on or before October 31, 2000. Purchaser and Seller shall each deposit $10,000.00 in escrow with the Title Company at Closing to secure its obligations to make post-Closing proration adjustments.

     8. Ultra Cleaners. Seller retains the right after Closing to bill and collect amounts due from Ultra Cleaners under its lease to reimburse Seller for costs and expenses incurred by Seller in investigating and evaluating the presence of hazardous materials on or about the Property resulting from acts or omissions of Ultra Cleaners. Seller shall not be entitled to any credit for such amounts in connection with the Closing prorations.


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     This Amendment may be executed in counterparts. Except as expressly modified by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. Except as otherwise expressly provided in this Amendment, terms defined in the Agreement shall have the same meaning when used in this Amendment.

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
PURCHASER:                               SELLER:
CENTRAL ONE, INC.,                       MURRAY INCOME PROPERTIES I, LTD.,
an Arizona corporation                   a Texas limited partnership

By: /s/ James Kaufman                    By: Murray Realty Investors VIII, Inc.,
   ------------------------------            a Texas corporation
Name:   James Kaufman                        General Partner
Title:  President

                                             By: /s/ Mitchell Armstrong
                                                ------------------------------
                                             Name:   Mitchell Armstrong
                                             Title:  President

   /s/ James H. Kaufman
   -------------------------------
       James H. Kaufman



JHK MT. VIEW INVESTORS, L.L.C., an
Arizona limited liability company


By: /s/ James H. Kaufman
    ------------------------------
        James H. Kaufman
Its:    Sole Manager and Sole Member